UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2012

HD SUPPLY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-159809	75-2007383
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Cumberland Boulevard, Suite 1480 Atlanta, Georgia		30339
(Address of principal executive offices)		(Zip Code)

(770) 852-9000
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) and (d) Resignation of Allan Holt from Board of Directors; Resignation of Brian Bernasek from Audit Committee; Appointment of Vipul Amin to Board of Directors and Audit Committee. Effective April 17, 2012, Allan Holt, a board of directors appointee of The Carlyle Group (“Carlyle”) resigned from our board of directors and Brian Bernasek, also a Carlyle appointee, resigned from our Audit Committee (but remained as a member of our board of directors, compensation committee, and executive committee). Pursuant to a stockholders agreement between HDS Investment Holding, Inc., our parent company, its equity sponsors and their affiliates, and other stockholders of HDS Investment Holding, Inc., Carlyle (through an affiliate) is entitled to appoint three members of our board of directors and one member of our Audit Committee. Effective April 17, 2012, Carlyle appointed Mr. Vipul Amin to fill the respective vacancies created by Mr. Holt’s resignation from our board of directors and Mr. Bernasek’s resignation from our Audit Committee. Mr. Amin will also serve as the Chair of the Audit Committee.

Mr. Amin, age 35, is a Principal with Carlyle’s U.S. Buyout group, focusing primarily on buyouts, privatizations and strategic minority investments throughout the U.S. in the industrial and transportation sector. Since joining Carlyle in 2000, Mr. Amin has been actively involved in various Carlyle portfolio companies, including PQ Corporation and HD Supply currently. In addition, Mr. Amin was a member of the transaction team that executed Carlyle’s investments in each of John Maneely Company and Rexnord Corporation. Prior to joining Carlyle, Mr. Amin was employed with Bowles Hollowell Connor and Co. Mr. Amin received an M.B.A. from Harvard University and an A.B. in philosophy from Duke University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HD Supply, Inc.

By:	/s/ Ricardo J. Nunez
Name:	Ricardo J. Nunez
Title:	Senior Vice President, General Counsel and
Corporate Secretary

Date: April 18, 2012